Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-11 and Form S-8 (Nos. 333-235707 and 333-261098) of Generation Income Properties, Inc. of our report dated September 8, 2023 with respect to the combined financial statements of the Modiv Portfolio for the year ended December 31, 2022 included in this Form 8-K/A.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 8, 2023